Exhibit 3.1

EXECUTION VERSION

FORM OF AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

AMAZON HOLDCO INC.

* * * * *

AMAZON HOLDCO INC., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

FIRST: The Corporation was incorporated by the filing of its original Certificate of Incorporation with the Delaware Secretary of State on November 17, 2023 under the name “Amazon Holdco Inc.” (as amended through the date hereof, the “Certificate of Incorporation”).

SECOND: The Board of Directors of the Corporation, pursuant to a unanimous written consent, adopted resolutions authorizing the Corporation to amend, integrate and restate the Certificate of Incorporation of the Corporation in its entirety to read as set forth in Exhibit A attached hereto and made a part hereof (the “Restated Certificate”).

THIRD: The Restated Certificate restates and integrates and amends the Certificate of Incorporation of the Corporation.

FOURTH: The Restated Certificate was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware and by the written consent of its stockholders in accordance with Section 228 of the General Corporation Law of the State of Delaware.

FIFTH: The Restated Certificate shall become effective at [ ] [a.m./p.m.], Eastern Time, on [  ].

* * * * *

IN WITNESS WHEREOF, Amazon Holdco Inc. has caused this Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer on this [•] day of [  ], 2024.

AMAZON HOLDCO INC.,

by
Name:
Title:

FORM OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

AMENTUM HOLDINGS, INC.

ARTICLE ONE

The name of the corporation is Amentum Holdings, Inc. (the “Corporation”).

ARTICLE TWO

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle, Delaware 19801, and the name of the registered agent whose office address will be the same as the registered office is Corporation Trust Company.

ARTICLE THREE

The nature and purpose of the business of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (“DGCL”).

ARTICLE FOUR

SECTION 1. Authorized Shares. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 1,001,000,000 shares, consisting of two classes as follows:

(a) 1,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”); and

(b) 1,000,000,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”).

The Preferred Stock and the Common Stock shall have the designations, rights, powers and preferences and the qualifications, restrictions and limitations thereof, if any, set forth below.

SECTION 2. Preferred Stock. The Board of Directors of the Corporation (the “Board of Directors”) is authorized, subject to limitations prescribed by law, to provide, by resolution or resolutions for the issuance of shares of Preferred Stock in one or more series, and with respect to each series, to establish the number of shares to be included in each such series, and to fix the voting powers (if any), designations, powers, preferences, and relative, participating, optional or other special rights, if any, of the shares of each such series, and any qualifications, limitations or restrictions thereof. The powers (including voting powers), preferences, and relative, participating, optional and other special rights of each series of Preferred Stock and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the approval of the Board of Directors and by the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in an election of directors, without the separate vote of the holders of the Preferred Stock as a class, irrespective of the provisions of Section 242(b)(2) of the DGCL.

SECTION 3. Common Stock. (a) Except as otherwise provided by the DGCL or this amended and restated certificate of incorporation (as it may be amended, this “Certificate of Incorporation”) and subject to the rights of holders of any series of Preferred Stock then outstanding, all of the voting power of the stockholders of the Corporation shall be vested in the holders of the Common Stock. Each share of Common Stock shall entitle the holder thereof to one vote for each share held by such holder on all matters voted upon by the stockholders of the Corporation; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) or pursuant to the DGCL.

(b) Except as otherwise required by the DGCL or expressly provided in this Certificate of Incorporation, each share of Common Stock shall have the same powers, rights and privileges and shall rank equally, share ratably and be identical in all respects as to all matters.

(c) Subject to the rights of the holders of any series of Preferred Stock then outstanding and to the other provisions of applicable law and this Certificate of Incorporation, holders of Common Stock shall be entitled to receive equally, on a per share basis, such dividends and other distributions in cash, securities or other property of the Corporation if, as and when declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

(d) In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the Corporation’s debts and any other payments required by law and amounts payable upon shares of Preferred Stock ranking senior to the shares of Common Stock upon such dissolution, liquidation or winding up, if any, the remaining net assets of the Corporation shall be distributed to the holders of shares of Common Stock and the holders of shares of any other class or series ranking equally with the shares of Common Stock upon such dissolution, liquidation or winding up, equally on a per share basis. A merger or consolidation of the Corporation with or into any other corporation or other entity, or a sale or conveyance of all or any part of the assets of the Corporation (which shall not in fact result in the liquidation of the Corporation and the distribution of assets to its stockholders) shall not be deemed to be a voluntary or involuntary liquidation or dissolution or winding up of the Corporation within the meaning of this Paragraph (d).

(e) No holder of shares of Common Stock shall be entitled to preemptive, subscription, conversion or redemption rights.

ARTICLE FIVE

SECTION 1. Board of Directors. Except as otherwise provided in this Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

SECTION 2. Number of Directors; Voting. Subject to the rights of the holders of any series of Preferred Stock then outstanding to elect additional directors under specified circumstances or otherwise, the number of directors that shall constitute the Board of Directors shall initially be 13 directors and, thereafter, shall be fixed from time to time exclusively by resolution of the Board of Directors; provided, however, that (i) the number of directors shall not be fewer than three directors or more than 21 directors, each of whom shall be a natural person and (ii) until the termination of the Stockholder Agreement in accordance with its terms, such resolution of the Board of Directors shall require the affirmative vote of at least 80% of the number of directors that constitute the Board of Directors at such time (e.g., at least 10 out of 12 directors). Except as otherwise provided herein, each director shall be entitled to one vote with respect to each matter before the Board of Directors, whether by meeting or pursuant to written consent.

SECTION 3. Classes of Directors. The directors of the Corporation, other than those who may be elected by the holders of any series of Preferred Stock, shall constitute a single class.

SECTION 4. Term of Office. Subject to the rights of the holders of any series of Preferred Stock then outstanding, directors shall be elected at each annual meeting of stockholders and each director shall hold office until the next succeeding annual meeting of stockholders and until his or her successor shall have been duly elected and qualified, or until such director’s earlier death, resignation or removal. Nothing in this Certificate of Incorporation shall preclude a director from serving consecutive terms. Elections of directors need not be by written ballot unless the By-laws of the Corporation (as amended or amended and restated, the “By-laws”) shall so provide.

SECTION 5. Newly Created Directorships and Vacancies. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any newly created directorship on the Board of Directors that results from an increase in the number of directors and any vacancy occurring on the Board of Directors shall be filled only by resolution of a majority of the directors then in office, although less than a quorum, or by a sole remaining director (other than directors elected by the holders of any series of

Preferred Stock, by voting separately as a series or together with one or more series, as the case may be) and may not be filled in any other manner. A director elected or appointed to fill a vacancy shall serve for the unexpired term of his or her predecessor in office and until his or her successor is elected and qualified or until his or her earlier death, resignation, disqualification or removal. A director elected or appointed to fill a position resulting from an increase in the number of directors shall hold office until the next succeeding annual meeting of stockholders and until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

SECTION 6. Removal and Resignation of Directors. Subject to the rights of the holders of any series of Preferred Stock then outstanding, directors may be removed with or without cause upon the affirmative vote of stockholders representing at least a majority of the voting power of the then outstanding shares of capital stock of the Corporation then entitled to vote generally in the election of directors (the “Voting Stock”), at a meeting of the Corporation’s stockholders. Any director may resign at any time upon written notice to the Corporation.

SECTION 7. Rights of Holders of Preferred Stock. During any period when the holders of any series of Preferred Stock, voting separately as a series or together with one or more series, have the right to elect additional directors, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, disqualification or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

SECTION 8. Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the By-laws.

SECTION 9. Committees.

(a) The Corporation shall establish and maintain an audit committee of the Board of Directors (the “Audit Committee”), a compensation committee of the Board of Directors (the “Compensation Committee”), a nominating and governance committee of the Board of Directors (the “Nominating and Governance Committee”), and may establish and maintain one or more other committees of the Board of Directors as provided in the By-laws.

(b) Subject to applicable law and stock exchange regulations:

(i)

until the later of (x) the second anniversary of the Merger Closing Date and (y) the date on which Sponsor Stockholder ceases to beneficially own, in the aggregate, a number of shares of Common Stock representing at least 25.1% of the issued and outstanding shares of Common Stock, (A) the number of directors on each of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee shall be four, (B) two Specified Directors who qualify as Independent Directors shall be appointed to serve on the Audit Committee, (C) two Specified Directors shall be appointed to serve on the Compensation Committee (and, until the second anniversary of the Merger Closing Date, the chair of the Compensation Committee shall be any one of such Specified Directors who is willing and qualified under applicable law and stock exchange regulations), (D) two Specified Directors shall be appointed to serve on the Nominating and Governance Committee and (E) at least 50% of the directors appointed to serve on any committee of the Board of Directors (other than any committee formed to evaluate any transaction between Sponsor Stockholder, any Sponsor or any of their respective Affiliates, on the one hand, and the Corporation or any of its Subsidiaries, on the other hand) shall be Specified Directors, in each case except to the extent there is an insufficient number of Specified Directors who are willing and qualified under applicable law and stock exchange regulations to serve on any such committees; and

(ii)

thereafter, until the date on which Sponsor Stockholder ceases to beneficially own, in the aggregate, a number of shares of Common Stock representing at least 5% of the issued and outstanding shares of Common Stock, with respect to each committee of the Board of Directors (other than any committee formed to evaluate any transaction between Sponsor Stockholder, any Sponsor or any of their respective Affiliates, on the one hand, and the Corporation or any of its Subsidiaries, on the other hand), for so long as at least one Specified Director is eligible to serve on such committee pursuant to applicable law and stock exchange regulations, at least one Specified Director shall be appointed to serve on such committee, in each case except to the extent there is an insufficient number of Specified Directors who are willing and qualified under applicable law and stock exchange regulations to serve on any such committees; and

(iii)

until the second anniversary of the Merger Closing Date, (A) two Jacobs Designated Directors who qualify as Independent Directors shall be appointed to serve on the Audit Committee (and the chair of the Audit Committee shall be any one of such Jacobs Designated Directors who is willing and qualified under applicable law and stock exchange regulations), (B) two Jacobs Designated Directors shall be appointed to serve on the Compensation Committee, (C) two Jacobs Designated Directors shall be appointed to serve on the Nominating and Governance Committee, (D) at least 50% of the directors appointed to serve on any committee of the Board of Directors shall be Jacobs Designated Directors and (E) the Lead Independent Director or the chair of the Nominating and Governance Committee (but not both) will be a Jacobs Designated Director, in each case except to the extent there is an insufficient number of Jacobs Designated Directors who are willing and qualified under applicable law to serve on any such committees.

(c) For purposes of this Certificate of Incorporation, (i) “Jacobs Designated Director” has the meaning given to it in the Stockholders Agreement dated as of [•], by and between the Corporation and Amentum Joint Venture LP, as in effect as of the Merger Closing Date (the “Stockholders Agreement”), (ii) “Specified Directors” has the meaning given to it in the Stockholders Agreement, and (iii) the “Merger Closing Date” means [insert date of merger closing].

ARTICLE SIX

SECTION 1. Limitation of Liability. To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent such amendment permits the Corporation to provide broader exculpation than permitted prior thereto), no director or officer of the Corporation shall be liable to the Corporation or its stockholders for monetary damages arising from a breach of fiduciary duty as a director or officer.

SECTION 2. Indemnification. To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other Persons to which the DGCL permits the Corporation to provide indemnification) through provisions in the By-laws, agreements with such agents or other Persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL.

SECTION 3. Amendment of this Article. Any amendment, repeal or modification of this ARTICLE SIX shall not (a) adversely affect any right or protection of a director, officer or agent of the Corporation existing at the time of such amendment, repeal or modification with respect to any act, omission or other matter occurring prior to such amendment, repeal or modification or (b) increase the liability of any director of the Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to, such amendment, repeal or modification.

ARTICLE SEVEN

SECTION 1. Action by Written Consent. Any action that is required or permitted to be taken by the Corporation’s stockholders may be taken only at a duly called annual or special meeting of the Corporation’s stockholders, and the Corporation’s stockholders shall not have the ability to consent in writing without a meeting; provided, however, that any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, unless expressly prohibited in the resolutions creating such series of Preferred Stock.

SECTION 2. Special Meetings of Stockholders. Subject to the rights of the holders of any series of Preferred Stock then outstanding and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by or at the direction of the Board of Directors. Any business transacted at any special meeting of stockholders shall be limited to the purpose or purposes stated in the notice of the meeting.

SECTION 3. No Cumulative Voting. No stockholder shall be entitled to exercise any right of cumulative voting.

ARTICLE EIGHT

SECTION 1. Amendments to the By-laws. Subject to the rights of holders of any series of Preferred Stock then outstanding, in furtherance and not in limitation of the powers conferred by law, the By-laws may be amended, altered or repealed and new bylaws made by (a) the Board of Directors or (b) in addition to any affirmative vote of the holders of any class or series of capital stock of the Corporation required herein (including any certificate of designation relating to any series of Preferred Stock), by the By-laws or applicable law, the affirmative vote of the holders of at least a majority of the voting power of the then outstanding shares of Voting Stock, voting together as a single class.

SECTION 2. Amendments to this Certificate of Incorporation. Subject to the rights of holders of any series of Preferred Stock then outstanding, notwithstanding any other provision of this Certificate of Incorporation or the By-laws, and in addition to any affirmative vote of the holders of any particular class or series of the capital stock of the Corporation required by law or otherwise, no provision of Section 6 of ARTICLE

FIVE, ARTICLE SIX, ARTICLE SEVEN, this ARTICLE EIGHT or ARTICLE NINE of this Certificate of Incorporation may be altered, amended or repealed in any respect, nor may any provision of this Certificate of Incorporation or the By-laws inconsistent therewith be adopted, unless in addition to any other vote required by this Certificate of Incorporation or otherwise required by law, such alteration, amendment, repeal or adoption is approved by the affirmative vote of holders of at least 66 2/3% of the voting power of the then outstanding shares of Voting Stock, voting together as a single class, at a meeting of the Corporation’s stockholders called for that purpose.

ARTICLE NINE

SECTION 1. Exclusive Forum. (A) Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation; (ii) any action asserting a claim for or based on a breach of a fiduciary duty owed by any current or former director or officer or other employee or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, including a claim alleging the aiding and abetting of such a breach of fiduciary duty; (iii) any action asserting a claim against the Corporation or any current or former director or officer or other employee or stockholder of the Corporation arising pursuant to any provision of the DGCL, the Certificate of Incorporation or the By-laws (as either may be amended, restated, modified, supplemented or waived from time to time); (iv) any action to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or the By-laws of the Corporation (as either may be amended, restated, modified, supplemented or waived from time to time); (v) any action asserting a claim related to or involving the Corporation that is governed by the internal affairs doctrine; or (vi) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL (each, a “Covered Proceeding”) shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery in the State of Delaware does not have jurisdiction, the United States District Court for the District of Delaware). Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended (the “Securities Act”) against the Corporation or any director or officer of the Corporation. The provisions of Section 1 of this ARTICLE NINE shall not apply to actions brought to enforce a duty or liability created by the Securities Exchange Act of 1934, as amended, or any claim for which the federal courts have exclusive jurisdiction.

SECTION 2. Personal Jurisdiction. If any action the subject matter of which is a Covered Proceeding is filed in a court other than the Court of Chancery of the State of Delaware, or, where permitted in accordance with Section 1 of this ARTICLE NINE, the United States District Court for the District of Delaware (each, a “Foreign Action”), in the name of any Person (a “Claiming Party”) without the prior written approval of the Corporation, such Claiming Party shall be deemed to have consented to (i) the personal jurisdiction of the Court of Chancery of the State of Delaware, or, where applicable, the United States District Court for the District of Delaware, in connection with any action brought in any such courts to enforce Section 1 of this ARTICLE NINE (an “Enforcement Action”) and (ii) having service of process made upon such Claiming Party in any such Enforcement Action by service upon such Claiming Party’s counsel in the Foreign Action as agent for such Claiming Party.

SECTION 3. Notice and Consent. Any Person purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation (including, without limitation, shares of Common Stock) shall be deemed to have notice of and to have consented to the provisions of this ARTICLE NINE.

ARTICLE TEN

SECTION 1. Severability. If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby.

SECTION 2. Incorporation by Reference. To the fullest extent permitted by applicable law, Sections 3.01, 3.06(a) and 3.06(b)(iv) of the Stockholders Agreement, for the absence of doubt, as in effect as of the Merger Closing Date, in their entirety are hereby incorporated by reference into this Certificate of Incorporation.

ARTICLE ELEVEN

SECTION 1. Certain Stockholder Relationships. Because Sponsor Related Persons are currently, or may become, direct or indirect stockholders of the Corporation or may nominate members of the Board of Directors, and in anticipation that the Corporation, on the one hand, and Sponsor Related Persons, on the other hand, may engage in similar activities or lines of business or have an interest in the same areas of corporate opportunities, and in recognition of (i) the benefits to be derived by the Corporation through its continued contractual, corporate and business relations with Sponsor Related Persons (including the service of Sponsor Related Persons as directors of the Corporation) and (ii) the potential difficulties attendant to any director fulfilling the full scope of such director’s fiduciary duties in any particular situation, the provisions of this ARTICLE ELEVEN are set forth to regulate, define and guide (a) the conduct of certain activities of the Corporation as such activities may involve any Sponsor Related Person and (b) the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith. Any director of the Corporation who is a Sponsor Related Person may consider the interests of Sponsor Related Persons in exercising such director’s powers, rights and duties as a director of the Corporation.

SECTION 2. Corporate Opportunities. Subject to any contractual provisions by which the Corporation and any Sponsor Related Person acquire knowledge of a potential transaction or other matter that may be a corporate opportunity for Sponsor Related Persons, on the one hand, and the Corporation or any of its Affiliates, on the other hand, none of the Sponsor Related Persons shall have any duty to communicate or offer such corporate opportunity to the Corporation or any of its Affiliates, and to the fullest extent permitted by law and Section 3.06(b) of the Stockholders Agreement, none of the Sponsor Related Persons shall be liable to the Corporation or its stockholders, or any Affiliate of the Corporation or such Affiliate’s stockholders or members, for breach of any fiduciary duty or otherwise (but subject to any contractual obligations by which the Corporation or any Sponsor Related Person may be bound from time to time), solely by reason of the fact that such Sponsor Related Person acquires, pursues or obtains such corporate opportunity for itself, directs such corporate opportunity to another Person, or otherwise does not communicate information regarding such corporate opportunity to the Corporation or any of its Affiliates, unless in the case of any such Sponsor Related Person who is a director or officer of the Corporation, such corporate opportunity is offered to such director or officer in writing solely in his or her capacity as a director or officer of the Corporation, and the Corporation (on behalf of itself and its Affiliates and their respective stockholders and Affiliates) to the fullest extent permitted by law hereby waives and renounces in accordance with Section 122(17) of the DGCL any claim that such corporate opportunity constituted a corporate opportunity that should have been presented to the Corporation or any of its Affiliates, unless in the case of any such Sponsor Related Person who is a director or officer of the Corporation, such corporate opportunity is offered to such director or officer in writing solely in his or her capacity as a director or officer of the Corporation.

SECTION 3. Certain Business Activities.

(a) To the fullest extent permitted by law, but subject to any contractual obligations by which the Corporation or any Sponsor Related Person may be bound from time to time, no Sponsor Related Person shall have a duty to refrain from engaging, directly or indirectly, in the same or similar business activities or lines of business as the Corporation or any of the Corporation’s Affiliates, including those business activities or lines of business deemed to be competing with the Corporation or any of the Corporation’s Affiliates and any Sponsor Related Person engaging in any such activities, in and of itself, shall not constitute breach of any fiduciary duty by such Sponsor Related Person.

(b) To the fullest extent permitted by law, but subject to any contractual obligations by which the Corporation or any Sponsor Related Person may be bound from time to time, no Sponsor Related Person shall have a duty to refrain from doing business with any client, customer or vendor of the Corporation or any of the Corporation’s Affiliates, and without limiting Section 3 of this ARTICLE ELEVEN, no Sponsor Related Person shall be deemed to have breached his, her or its fiduciary duties, if any, to the Corporation or its stockholders or to any Affiliate of the Corporation or such Affiliate’s stockholders or members solely by reason of engaging in any such activity.

SECTION 4. Deemed Consent of Stockholders; Amendments. Any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this ARTICLE ELEVEN. Neither the alteration, amendment or repeal of this ARTICLE ELEVEN, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this ARTICLE ELEVEN, nor, to the fullest extent permitted by Delaware law, any modification of law, shall eliminate or reduce the effect of this ARTICLE ELEVEN in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this ARTICLE ELEVEN, would accrue or arise, prior to the effective date of such alteration, amendment, repeal, adoption or modification.

ARTICLE TWELVE

SECTION 1. Executive Chair of the Board of Directors. If at any time prior to the second anniversary of the Merger Closing Date, the Chair of the Board of Directors becomes unable or unwilling to serve in such role, a replacement director shall be selected to serve as non-executive Chair of the Board of Directors until such second anniversary by the Jacobs Designated Directors who are members of the Nominating and Governance Committee.

SECTION 2. Chief Executive Officer. Until the later of (i) the second anniversary of the Merger Closing Date and (ii) the date on which Sponsor Stockholder ceases to beneficially own, in the aggregate, a number of shares of Common Stock representing at least 25.1% of the issued and outstanding shares of Common Stock, the removal or appointment of the Chief Executive Officer of the Corporation shall require the affirmative vote of at least two thirds of the Board of Directors excluding the Chief Executive Officer and any other recused directors.

SECTION 3. Chief Operating Officer. Prior to the second anniversary of Merger Closing Date, the removal or appointment of the Chief Operating Officer shall require the affirmative vote of a majority of the Board of Directors, provided that such majority must include at least one Jacobs Designated Director voting in favor of such removal or replacement. The Chief Operating Officer will report to the Chief Executive Officer and, solely with respect to the initial Chief Operating Officer, the head of each business unit will report to and be subject to the supervision of the initial Chief Operating Officer.

SECTION 4. Direct CEO and COO Reports. Prior to the second anniversary of Merger Closing Date, the SpinCo Board shall be consulted prior to any changes or replacements to the direct reports of the Chief Executive Officer or the Chief Operating Officer.

SECTION 5. Inconsistency. In the event of any inconsistency between any provision of this Certificate of Incorporation (other than this ARTICLE TWELVE) or the By-laws, on the one hand, and any provision of this ARTICLE TWELVE, on the other hand, the provisions of this ARTICLE TWELVE shall control.

ARTICLE THIRTEEN

Definitions. As used in this Certificate of Incorporation, the following terms shall have the meanings ascribed to them as set forth in this ARTICLE THIRTEEN:

(a) “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person, through one or more intermediaries or otherwise;

(b) “Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, governmental authority or other organization or entity of any kind;

(c) “Sponsor” means each of ASP Amentum Investco LP and LG Amentum Holdings LP;

(d) “Sponsor Related Persons” means Sponsor Stockholder, each Sponsor and each of their respective Affiliates, and each of the foregoing’s respective officers, directors and employees, equityholders and partners; and

(e) “Sponsor Stockholder” means Amentum Joint Venture LP, a Delaware limited partnership, together with any Affiliate of Sponsor that owns or holds shares of Common Stock from time to time and becomes a party to the Stockholders Agreement pursuant thereto.